Exhibit 99.1

Media Release

Contact
Sie Soheili
Sie.Soheili@capitalone.com

For Immediate Release: June 28, 2017

Capital One's CCAR Capital Plan Receives Conditional Non-Objection from the Federal Reserve
Capital One expects to repurchase up to $1.85 billion of shares of common stock through the end of the second quarter of 2018; expects to maintain current quarterly dividend of $0.40 per share

McLean, Va., June 28, 2017 -- Capital One Financial Corporation (NYSE: COF) today announced that the Federal Reserve Board has completed its 2017 Comprehensive Capital Analysis and Review ("CCAR") and did not object to Capital One's proposed capital plan.  As a condition to not objecting to the company’s capital plan, the Federal Reserve Board is requiring the company to resubmit its capital plan by December 28, 2017 to address certain weaknesses in its capital planning process.  If the Federal Reserve Board objects to the resubmitted capital plan, it may restrict subsequent capital distributions.

The company expects to maintain its quarterly dividend of $0.40 per share, subject to approval by its Board of Directors.  In addition, the company's Board of Directors has authorized the repurchase of up to $1.85 billion of shares of the company's common stock beginning in the third quarter of 2017 through the end of the second quarter of 2018.

“We will resubmit our capital plan and are fully committed to addressing the Federal Reserve’s concerns with our capital planning process in a timely manner.” said Richard D. Fairbank, Chairman and Chief Executive Officer.  “The capital distributions communicated in today’s announcement were assumed in the 2017 EPS guidance we provided on our first quarter earnings call. Consistent with our normal quarter-end processes, we expect to affirm or update our guidance on our second quarter earnings call scheduled for July 20, 2017.”

The timing and exact amount of any Capital One common stock repurchases will depend on various factors, including market conditions, opportunities for growth, and the company's capital position and amount of retained earnings. Capital One's share repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2016.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $241.2 billion in deposits and $348.5 billion in total assets as of March 31, 2017. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol "COF" and is included in the S&P 100 index.